As filed with the Securities and Exchange Commission on June 10, 2019

Registration No. 333-230385

Registration No. 333-221005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-230385

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-221005

Under the

SECURITIES ACT OF 1933

NIGHTSTAR THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	98-1413750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Midford Place, 2nd Floor London W1T 5BJ United Kingdom
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Incentive Plan

(Full titles of the plans)

Nightstar Therapeutics PLC

c/o Biogen Inc.

Attn: Susan Alexander, Esq.

Executive Vice President, Chief Legal, Corporate Services and Secretary

225 Binney Street

Cambridge, MA 02142

(Name and address of agent for service)

(617) 679-2000

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Zachary Blume

Paul Kinsella

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

Nightstar Therapeutics plc, a public limited corporation incorporated in England and Wales (the “Registrant”), is filing these post-effective amendments to the following registration statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) to deregister any and all ordinary shares of the Registrant, nominal value £0.01 per share (“Ordinary Shares”), registered but unsold or otherwise unissued under each of the following Registration Statements as of the date hereof:

•

Registration Statement on Form S-8 (No. 333-230385), pertaining to the registration of an aggregate of 1,500,000 Ordinary Shares, issuable under the Registrant’s 2017 Equity Incentive Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on October 18, 2017.

•

Registration Statement on Form S-8 (No. 333-221005), pertaining to the registration of an aggregate of 2,574,384 Ordinary Shares, issuable under the Registrant’s 2017 Equity Incentive Plan, which was filed with the Commission on March 18, 2019.

On June 7, 2019, pursuant to the Implementation Agreement, dated as of March 4, 2019, by and among the Registrant, Biogen Switzerland Holdings GmbH (“BSH”) and Tungsten Bidco Limited (“Bidco”), Bidco acquired the entire issued share capital of the Registrant for $25.50 in cash per Ordinary Share and the Registrant became a wholly-owned subsidiary of Bidco. Under the terms of the Implementation Agreement, the acquisition was implemented by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “Scheme”).

In connection with the effectiveness of the Scheme, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Ordinary Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maidenhead, United Kingdom, on this 10th day of June, 2019.

NIGHTSTAR THERAPEUTICS PLC

By:	/s/ Steven Green
Name: Steven Green
Title: Director

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.